Exhibit  11.1

                      RED HAT, INC.
        COMPUTATION OF NET INCOME (LOSS) PER SHARE
                       (Unaudited)

                                                                Three Months Ended                     Six Months Ended
                                                                      August 31,                            August 31,
                                                           ------------------------------       -------------------------------
                                                              2000              1999                2000              1999
                                                           -----------------------------         -----------------------------
Weighted average common shares
        outstanding for the period - basis EPS             157,661,054        68,647,928         156,162,959        59,286,920

Effect of dilutive stock options and warrants (a)                    -                 -                   -                 -

Effect of dilutive preferred stock (b)                               -                 -                   -                 -
                                                           -----------------------------         -----------------------------

Weighted average common shares
        outstanding for the period - diluted EPS           157,661,054        68,647,928         156,162,959        59,286,920
                                                           -----------------------------         -----------------------------

Net income (loss)                                          (15,712,873)       (4,884,119)        (30,564,331)       (9,016,732)
                                                           -----------------------------         -----------------------------

Net income (loss) per share - basic                              (0.10)            (0.07)              (0.20)            (0.15)
                                                           -----------------------------         -----------------------------

Net income (loss) per share - diluted                            (0.10)            (0.07)              (0.20)            (0.15)
                                                           -----------------------------         -----------------------------

(a) Options and warrants to purchase 15,977,079 and 15,544,947 shares of common stock were outstanding in the three months ended August 31, 2000 and 1999, respectively, and options and warrants to purchase 16,280,885 and 15,782,534 shares of common stock were outstanding in the six months ended August 31, 2000 and 1999, respectively, but were not included in the computation of diluted EPS as their effect was antidilutive.

(b) Convertible preferred shares of 56,821,735 and 61,809,124 were outstanding in the three and six months August 31, 1999, but were not included in the computation of diluted EPS as their effect was antidilutive.